Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Energys Group Limited

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Equity	Ordinary shares, par value $0.0001 per share	457(o)	4,587,500	$6.50	$29,818,750	$147.60 per $1,000,000	$4,401.25

	Warrants	Representative’s Warrants	457(g)	-	-	-	-	-

	Equity	Ordinary shares underlying Representative’s Warrants	457(o)	112,500	7.475	840,938		124.12
Fees Previously Paid								4,401.25
Carry Forward Securities								0
	Total Offering Amounts					$30,659,688		$4,525.37
	Total Fees Previously Paid							$4,401.25
	Total Fee Offsets							0
	Net Fee Due							$124.12

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.